Exhibit 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES RECORD 2013 ESTIMATED PROVED RESERVES

AND PRODUCTION; PROVIDES 2014 PRODUCTION AND CAPITAL EXPENDITURES

GUIDANCE; UPDATES OPERATING ACTIVITIES AND HEDGING

LAFAYETTE, LA – February 5, 2014 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company ended 2013 with a Company record 302 Bcfe of estimated proved oil and gas reserves having a pre-tax discounted value (“PV-10”) including hedges of approximately $479 million. Estimated proved reserves and PV-10 at December 31, 2013 were 33% and 99% higher, respectively, than year-end 2012. The Company’s estimated proved reserves at December 31, 2013 were comprised of 84% natural gas, 6% oil and 10% natural gas liquids. In addition, approximately 81% of the reserves were located in long-lived basins and approximately 67% were proved developed. The Company estimates that it replaced approximately 295% of its production in 2013.

The Company estimates that its 2013 production was approximately 38.0 Bcfe, or 104.2 MMcfe per day, including fourth quarter 2013 production of 10.2 Bcfe, or approximately 111 MMcfe per day. The Company’s 2013 production was approximately 12% higher than 2012 and was comprised of 77% natural gas, 11% oil, and 12% natural gas liquids. Fourth quarter 2013 production was 15% higher than the comparable 2012 period and was comprised of 75% natural gas, 13% oil and 12% natural gas liquids. During the fourth quarter of 2013, the Company produced 2,372 barrels of oil per day and 2,158 barrels of natural gas liquids per day, a 55% and 7% increase, respectively, from the fourth quarter of 2012.

Production Guidance

The Company projects its 2014 production to average between 125 and 140 MMcfe per day with approximately 70%, 13% and 17% to be derived from natural gas, oil and natural gas liquids, respectively. In addition, the Company projects its first quarter 2014 production to average between 112 and 117 MMcfe per day with approximately 73%, 14% and 13% to be derived from natural gas, oil and natural gas liquids, respectively.

Capital Expenditures Guidance

The Company’s capital budget for 2014 is expected to range between $140 million and $150 million including approximately $25 million of capitalized interest and overhead. The 2014 capital budget is expected to be fully funded out of internally generated cash flow.

Excluding capitalized interest and overhead, the remainder of the 2014 budget is expected to be allocated as follows:

2014 Capital Allocation	%
Woodford	50%
East Texas	25%
Gulf Coast	20%
GOM	5%

Operations Update

In the Woodford, the Company has concluded drilling on its first pad in its recently acquired 30,000 acre liquids rich position in the West Relay field. This 5 well pad (average NRI—38%) is currently being completed, as well as another standalone well, and all wells are expected to be online in approximately three weeks. In addition, the Company has commenced drilling on its second pad in the West Relay field and expects first production from these four wells (average NRI—31%) to be established during early second quarter. The Company expects to drill approximately 50 gross Woodford wells during 2014.

In East Texas, the Company is currently drilling the lateral section of its PQ#10 (WI—55%) horizontal Cotton Valley well. This well is part of a two well pad that is expected to be completed during the second quarter. The Company expects to drill six gross horizontal Cotton Valley wells in 2014.

In the Gulf Coast, the Company has re-entered its 2008 Pelican Point discovery well that previously produced 1.6 million barrels of oil and 18 Bcf of gas from the Rob L-0 sand. The Company plans to deepen the well an additional 700 feet to test the Rob L-1 and Rob L-2 objectives. The deepening operation is expected to take approximately four weeks and the Company holds a 55% working interest.

The Company is in the process of evaluating rig availability, reviewing permitting requirements and finalizing partner participation in the Thunder Bayou prospect. The Company currently expects to spud this high impact well during the second quarter of 2014.

The Company’s Sawgrass well (WI – 47%) has reached total depth and has been determined to be non-productive.

Hedging Update

The Company recently initiated the following commodity hedging transactions:

Production Period	Instrument Type	Daily Volumes	Price
Oil:
Jan14 - Jun14	Swap	250 Bbls	$100.00 (1)

Gas:
2014	Swap	20,000 MMbtu	$4.20
Mar14 - Dec14	Swap	5,000 MMbtu	$4.29

(1)	LLS Index

After executing the above transactions, the Company has approximately 360,000 barrels of oil and 16 Bcf of gas hedged for 2014 at an average floor price of $98.18/Bbl and $4.13/Mcf, respectively.

Management’s Comment

“Our leasing campaign and producing property acquisition in 2013 lay the foundation for what we believe sets up 2014 to be the strongest year in the Company’s history. With more capital this year directed to the drill bit, we expect to increase our gross well count from 2013 by over 90%,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “By executing our robust drilling programs in our onshore basins, complimented by several high-impact Gulf Coast projects, our plan is to post production and reserve growth in excess of 20% during 2014.”

Non-GAAP Financial Measure

PV-10 is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10% before giving effect to income taxes. Standardized measure is the after-tax estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10%, determined in accordance with GAAP. Management believes PV-10 is useful to investors as it is based on prices, costs and discount factors which are consistent from company to company, while the standardized measure is dependent on the unique tax situation of each individual company. As a result, the Company believes that investors can use PV-10 as a basis for comparison of the relative size and value of the Company’s reserves to other companies. The Company also understands that securities analysts and rating agencies use PV-10 in similar ways. PV-10 cannot be currently reconciled to the standardized measure of discounted future net cash flows because final income tax information for 2013 is not yet available. The Company will provide the reconciliation of PV-10 to standardized measure in its Form 10-K for the year ended December 31, 2013.

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to integrate our acquisitions with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the integration of the acquisitions, our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas price, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

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